UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                                ANB CORPORATION
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                               (Name of Issuer)


                                 COMMON STOCK
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                        (Title of Class of Securities)


                                  001926104
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                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    John W. Fisher           ###-##-####
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [ ]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      257,036
                                  --------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    0
                                  --------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    257,036
                                  --------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    257,036
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.7%
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12  TYPE OF REPORTING PERSON*

    IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         120 West Charles Street
         Muncie, Indiana 47305

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         John W. Fisher

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         P.O. Box 1408
         Muncie, Indiana 47308-1408

     (c) CITIZENSHIP

         United States of America

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         257,036

    (b)  Percent of Class:

         4.7%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                257,036
          (ii)  shared power to vote or to direct the vote
                0
         (iii)  sole power to dispose or to direct the disposition of
                257,036
          (iv)  shared power to dispose or to direct the disposition of
                0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After resonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 7, 2000
                                      ---------------------------------------
                                      Date

                                      /s/ John W. Fisher
                                      ---------------------------------------
                                      Signature

                                      John W. Fisher
                                      ---------------------------------------
                                      Name/Title